CERTIFICATE OF INCORPORATION
                                      OF
                            CANISCO RESOURCES, INC.


FIRST: Name. The name of the Corporation is Canisco Resources, Inc. (the "Corporation").

SECOND: Purpose. The purpose of the Corporation is to transact, promote, carry out and/or engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

THIRD: Capital Stock. The Corporation shall have authority to issue Twenty Five Million (25,000,000) shares of capital stock, of which Twenty Million (20,000,000) shall be common stock and Five Million (5,000,000) shall be preferred stock.

The Corporation shall have authority to issue Twenty Million (20,000,000) shares of common stock, having a par value of One Quarter Cent ($0.0025) per share. The Corporation shall not have authority to issue non-voting shares of common stock.

The Corporation shall have the authority to issue Five Million (5,000,000) shares of preferred stock, having a par value of One Dollar ($1.00) per share. The preferred stock may be issued in such classes or series as shall be determined by the Board of Directors of the Corporation and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as shall be stated and expressed in the resolution or resolutions of the Board of Directors from time to time providing for the issuance of such stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock may be made dependent upon facts ascertainable outside of the Certificate of Incorporation of the Corporation or any amendment thereto, or outside the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

FOURTH: Preemptive Rights. No holder of any shares of the stock of the Corporation shall have a preemptive right to purchase, subscribe for, or otherwise acquire shares of stock of the Corporation of any class hereby or hereafter authorized, or any security exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire shares of stock issued subsequent to the initial issue of stock by the Corporation.

FIFTH: Contracts and Business Relations with Officers and Directors. The Corporation freely may contract with all stockholders, officers and directors; and no contract of the Corporation shall be affected or invalidated by the fact that one or more of the stockholders, directors or officers of the Corporations is a party to the contract or interested in the contract, or by the fact that any stockholder, director or officer holds similar positions in any other Corporation which is a party to the contract.

SIXTH: Bylaws. In the furtherance and not in limitation of the object, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws.

SEVENTH: Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at 1201 Market Street, Suite 1700, County of New Castle, Wilmington, DE 19801. The registered agent of the Corporation at such address is Delaware Incorporation & Registration Service, Inc.

EIGHTH: The Board of Directors. The initial number of directors who shall constitute the whole board shall be eight (8). The number of directors may be increased or decreased from time to time by amendment of the bylaws of the Corporation. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

NINTH: Director Liability: Director liability shall be limited to the fullest extent permitted by law.

TENTH: Incorporator. The name and mailing address of the incorporator is Delaware Incorporators & Registration Service, Inc., 1201 Market Street, Suite 1700, Wilmington, DE 19801.

ELEVENTH: Termination of the Powers of the Incorporator. The powers of the incorporator shall terminate upon the election of directors.